EXHIBIT 3.3

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                        CONVERGENCE COMMUNICATIONS, INC.

         These Amended and Restated Articles of Incorporation were adopted by the board of directors of this Corporation and approved by the majority vote of this Corporation's stockholders at a meeting held on August 17, 1998, in accordance with the provisions of Sections 78.390 and 78.403 of the Nevada Revised Statutes.
                                    ARTICLE I

         The name of the corporation is Convergence Communications, Inc. (the "Corporation")

                                   ARTICLE II

         The purposes for which the Corporation is organized are to engage in any and all lawful acts that, presently or in the future, may legally be performed by a corporation organized under the laws of the State of Nevada.

                                   ARTICLE III

         A. Authorized Shares. The corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock," and "Preferred Stock." The total number of shares of stock the Corporation is authorized to issue is 115,000,000, divided into 100,000,000 shares of Common Stock, par value $.001 per share, and 15,000,000 shares of Preferred Stock, par value $.001 per share. The preferences, limitations and relative rights of the shares of each class of stock, and the express grant of authority to the board of directors to amend these articles of incorporation to divide the shares of Preferred Stock into series, to establish and modify the preferences, limitations and relative rights of each share of Preferred Stock, and to otherwise impact the capitalization of the corporation, are set forth below.

         B. Common Stock.

            1. Voting Rights. Except as otherwise expressly provided by law or in this Article III, each outstanding share of Common Stock shall be entitled to one vote on each matter to be voted on by the shareholders of the Corporation;

            2. Liquidation Rights. Subject to any prior or superior rights of liquidation as may be conferred upon any shares of Preferred Stock, and after payment or provision for payment of the debts and other liabilities of the Corporation, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Common Stock then outstanding shall be entitled to receive all of the assets and funds of the Corporation remaining and available for distribution. Such assets and funds shall be divided among and paid to the holders of the shares of Common Stock, on a pro rata basis, according to the number of shares of held by each of them;

            3. Dividends. Dividends may be paid on the outstanding shares of Common Stock as and when declared by the board of directors, out of funds legally available therefor; provided, however, no dividends shall be made with respect to the shares of Common Stock until all preferential dividends required to be paid or set apart for any shares of Preferred Stock have been paid or set apart; and

            4. Residual Rights. All rights accruing to the outstanding shares of the capital stock of the corporation not expressly provided for to the contrary herein or in the corporation's bylaws or in any amendment hereto or thereto shall be vested in the shares of Common Stock.

         C. Shares of Preferred Stock. Other than as set forth in Section D of this Article III, the board of directors, without shareholder action, may amend the corporation's articles of incorporation, pursuant to the authority granted to the board of directors under Section 78.1955 of the Nevada Revised Statutes (the "Statutes"), to do any of the following:

            1. Preferences. Designate and determine, in whole or in part, the preferences, limitations and relative rights of the shares of Preferred Stock, within the limits set forth in the Statutes;

            2. Series. Create one or more series of shares of Preferred Stock, fix the number of shares of each such series, and designate and determine, in whole or part, the preferences, limitations and relative rights of each series of shares of Preferred Stock, within the limits set forth in the Statutes;

            3. Changes in Rights. Alter or revoke the preferences, limitations and relative rights granted to or imposed upon the shares of Preferred Stock (before the issuance of any shares of Preferred Stock) or upon any wholly unissued series of Preferred Stock; and

            4. Increase in Series. Increase or decrease the number of shares constituting any series of Preferred Stock, the number of shares of which was originally fixed by the board of directors, either before or after the issuance of shares of the series, provided that the number may not be decreased below the number of shares of such series then outstanding, or increased above the total number of authorized shares of Preferred Stock available for designation as a part of such series.

         D. Series B Preferred Stock. Notwithstanding the preceding, the Board of Directors of the Corporation has fixed and determined the voting rights, designations, preferences, qualifications, privileges, limitations, restrictions, options and other special or relative rights of a series of the Corporation's Preferred Stock, hereinafter designated as the "Series B Preferred Stock," consisting of 750,000 shares of the Corporation's 15,000,000 shares of authorized Preferred Stock, of which (prior to the filing of this Certificate) 14,250,000 shares of such 15,000,000 shares are undesignated.

            1. Dividends.

               (a) No dividend shall be declared or paid on the Common Stock of the Corporation during any fiscal year of the Corporation until dividends in the annual amount of $2.3625 per share (as adjusted for any stock dividends, combinations, or stock splits with respect to such stock as set forth below), noncumulative, on the shares of Series B Preferred Stock shall have been declared and paid during such fiscal year. The preferential dividend on the shares of Series B Preferred Stock shall be payable semiannually on January 1 and July 1 of each year.

               (b) The  preferential  dividend  described in Section  D(1)(a) of
Article III hereof shall be payable by the Corporation, in its sole discretion, in (a) cash, or (b) by the delivery to each holder of the shares of the Series B Preferred Stock of the number of shares of Series B Preferred Stock equal to the product of (i) .0675 (annually, or .03375 semi-annually, as the case may be), multiplied by (ii) the number of shares of issued and outstanding Series B Preferred Stock held by such shareholder.

            2. Liquidation. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holder of each share of Series B Preferred Stock shall be entitled to receive (subject to any other class of the Corporation's stock that is senior to the Service B Preferred Stock), prior and in preference to any distribution of any of the assets of the Corporation to the holders of the shares of Common Stock, an amount equal to $35.00 per share of Series B Preferred Stock. If, upon any such liquidation, dissolution or winding up of the Corporation, the assets distributable among the holders of the Series B Preferred Stock shall be insufficient to permit the payment in full to such holders of the amount hereinabove provided, then the entire assets of the Corporation shall be applied ratably to the payment of such amount to the holders of shares of the Series B Preferred Stock then outstanding.

            3. Redemptions. Shares of Series B Preferred Stock shall not be redeemable.

            4. Conversion. Shares of Series B Preferred Stock shall not be convertible, except as provided in the further paragraphs of this Section D(4) of Article III.

               (a) All issued and outstanding shares of Series B Preferred Stock shall be automatically converted into fully paid and nonassessable shares of Common Stock of the Corporation at the applicable Conversion Rate on the date preceding the earliest to occur of (i) three years from the date of the initial issuance of the Series B Preferred Stock, or (ii) the date of the consummation of the Corporation's sale of shares of its Common Stock in an underwritten public offering pursuant to a registration statement (other than a registration statement filed on Form S-4 or S-8, or other form not applicable for the general issuance of shares) filed with and declared effective by the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, which results in aggregate gross cash proceeds to the Corporation of at least $15,000,000 and which results in a market capitalization for the Corporation of at least $50,000,000 (post money) (an "Offering"), or (iii) if the Corporation shall merge with or consolidate into another corporation and shall not be the surviving entity in such merger or consolidation, or shall sell, transfer or otherwise dispose of all or substantially all of its property, assets or business.

               (b) As used herein, the term "Conversion Rate" shall mean, with respect to the occurrence of any event described in clause (i) or clause (iii) of Section D(4)(a) of Article III, a fraction, the numerator of which shall be $35.00 and the denominator of which shall be the then value, per share, of the Corporation's Common Stock, as determined in good faith by the Board of Directors, and, with respect to the occurrence of the event described in clause
(ii) of Section D(4)(a) of Article III, a fraction, the numerator of which shall be $35.00 and the denominator of which shall be the greater of the actual per share price paid by investors in the Corporation's Common Stock pursuant to the Offering.

               (c) Upon a conversion of shares of Series B Preferred Stock into shares of Common Stock pursuant to the provisions of Section D(4)(a) of Article III, the holder thereof shall surrender, during regular business hours, the certificate or certificates representing the shares of the Series B Preferred Stock, duly endorsed to the Corporation or in blank, at the principal office of the Corporation or at such other place as the Corporation shall designate. The Corporation shall, promptly following its receipt of such certificates, determine the number of shares of Common Stock into which the shares of Series B Preferred Stock shall convert by multiplying the number of shares of Series B Preferred Stock so tendered to the Corporation by the applicable Conversion Rate, and deliver to such holder of the shares of Series B Preferred Stock, or to such holder's nominee or nominees as shall be designated by such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash to which such holder shall be entitled in lieu of fractional shares. The shares of Series B Preferred Stock to be converted shall be deemed to have been converted and canceled as of the day immediately preceding the earliest to occur of the events described in Section D(4)(a) of Article III, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

               (d) At least 10 days prior to the anticipated occurrence of the earliest to occur of any event specified in Section D(4)(a) of Article III, the Corporation shall give a written notice to each holder of record of the shares of Series B Preferred Stock, by certified mail enclosed in a postage paid envelope addressed to such holder at such holder's address as the same shall appear on the books of the Corporation. Delivery shall be deemed to have occurred on the second day after deposit of such notice in the mail. Such notice shall (i) state that the shares will be automatically converted on the date preceding the consummation of the anticipated event, (ii) state the expected date of conversion, and (iii) call upon such holder to exchange on or after said date at the principal place of business of the Corporation a certificate or certificates representing the shares of Series B Preferred Stock to be converted in accordance with such notice as provided above. Upon any conversion hereunder, the Corporation shall not be obligated to issue certificates for the shares of Common Stock unless and until certificates evidencing the converted shares of Series B Preferred Stock are delivered to the Corporation.

               (e) The issuance of certificates for shares of Common Stock upon the conversion of shares of Series B Preferred Stock shall be made without charge to the converting holder of shares of Series B Preferred Stock for any original issue or transfer tax in respect of the issuance of such certificates.

               (f) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series B Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion or exchange of all the shares of Series B Preferred Stock at the time outstanding. The Corporation shall take at all times such corporate action as shall be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock upon the conversion of shares of Series B Preferred Stock in accordance with the provisions hereof.

               (g) No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon any conversion of shares of Series B Preferred Stock.

            5. Equitable Adjustment. If a state of facts shall occur which, without being specifically controlled by the provisions of these resolutions (including, without limitation, any subdivision of the outstanding shares of the Common Stock into a greater number of shares of Common Stock, any combination of the outstanding shares of Common Stock into a lesser number of shares, the issuance of rights to all of the holders of its shares of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the then fair market value of the shares of Common Stock, the declaration of a dividend or other distribution payable in shares of Common Stock, or the reorganization of the Corporation), would not fairly protect the conversion, dividend or voting rights of the holders of the shares of Series B Preferred Stock or the rights of the Corporation in accordance with the essential intent and principles of these resolutions, then the Board of Directors of the Corporation shall make an adjustment in the application of the provisions hereof, in accordance with such essential intent and principles, so as to protect such rights. Anything herein to the contrary notwithstanding, no adjustment in the Conversion Rate shall be required unless such adjustment, either by itself or with other adjustments not previously made, would require a change of at least 5% in the Conversion Rate, provided, however, that any adjustment which by reason of this subparagraph is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section shall be made to the nearest one-thousandth of a share.

            6. Voting Rights. Except as provided by statute, each share of Series B Preferred Stock shall entitle the holder thereof the right to cast one vote on every matter duly brought before the holders of shares of Common Stock of the Corporation. The holders of the shares of Series B Preferred Stock and of the Common Stock shall vote together as one class on all matters submitted to a vote of the shareholders of the Corporation.

            7. Rank. All shares of Preferred Stock shall be identical and of equal rank except as to terms which may be specified by the Board of Directors pursuant to the resolution or resolutions providing for the issuance or amendment of the terms applicable to the shares of Series B Preferred Stock adopted from time to time by the Board of Directors.

                                   ARTICLE IV

         A. Voting Generally. Unless otherwise provided in these Articles of Incorporation, or in the Statutes, every shareholder entitled to vote shall have the right to vote his shares for the election of the directors of the Corporation, but no shareholder shall have the right to accumulate its votes for the election of the directors.

         B. Directors.

            1. Number. The number of directors of the Corporation shall be set by the Bylaws, but shall not be less than three or more than nine. The board of directors to be elected in 1998 shall be comprised of eight directors.

            2. Classes. The board of directors shall be divided into three groups, designated, respectively, Class I, Class II, and Class III. No one class shall have more than one director more than any other class. If a fraction is contained in the quotient arrived at by dividing the designated number of directors by three, then, if such fraction is one-third, the additional director shall be a member of Class I and if such fraction is two-thirds, one of the additional directors shall be a member of Class I and one of the additional directors shall be a member of Class II, unless otherwise provided from time to time by resolution adopted by the board of directors.

            3. Terms. Each director shall serve for three years, until the third annual meeting following the annual meeting at which such director was elected; provided, that each initial director in Class I shall serve for a term ending on the date of the annual meeting in 2001; each initial director in Class II shall serve for a term ending on the date of the annual meeting in 2000; and each initial director in Class III shall serve for a term ending on the date of the annual meeting in 1999. The term of each director shall be always subject to the election and qualification of his successor and to his earlier death, resignation or removal.

            4. Removal. Directors of the Corporation may be removed only for cause as determined by the affirmative vote or written consent of (i) all of the other directors then in office, or (ii) the holders of at least two-thirds of the shares of the Corporation entitled to vote thereon.

            5. Vacancies. Any vacancy in the board of directors including a vacancy from an enlargement of the board, shall be filled by a vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected to hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of his successor and to his earlier death, resignation or removal.

            6. Allocations of Directors Among Classes. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member, and (ii) the newly created or eliminated directorship resulting from such increase or decrease shall be apportioned by the board of directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and eliminated directorships shall be subtracted from those classes whose terms of offices are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the board of directors.

            7. Quorum; Action at Meeting. A majority of the directors at any time in office shall constitute a quorum for the transaction of business. If at any meeting of the directors there shall be less than such a quorum, a majority of those present may adjourn the meeting. Every decision made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the board of directors unless a greater number is required by law, by the Bylaws of the Corporation or by these Articles of Incorporation.

            8. Amendments to this Article. The affirmative vote or written consent of the holders of at least two-thirds of the shares of the Corporation issued and outstanding and entitled to vote shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article IV.

                                    ARTICLE V

         A. Indemnification. The Corporation shall, to the fullest extent permitted by the Statutes, as the same may be amended and supplemented, indemnify all directors, officers, employees and agents of the Corporation whom it shall have the power to indemnify thereunder from and against any and all of the expenses, liabilities, or other matters referred to therein or covered thereby. The Corporation shall advance expenses to its directors, officers, employees and agents to the full extent permitted by the Statutes, as the same may be amended or supplemented. Such rights to indemnification or advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation, and shall inure to the benefit of the heirs, executives and administrators of such persons. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled under any bylaw, agreement, vote of shareholders or of disinterested directors or otherwise. The Corporation shall have the right to purchase and maintain insurance on behalf of its directors, officers, employees or agents to the full extent permitted by the Statutes, as the same may be amended or supplemented.

         B. Limitation of Directors Liability. To the fullest extent permitted by section 841 of the Statutes or as it may hereafter be amended, or any other applicable law as now in effect, no director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director. No amendment or repeal of this Article V, nor the adoption of any provision in these articles of incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article, in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

         In witness whereof, the undersigned have executed these Amended and Restated Articles of Incorporation this 24th day of August, 1998.


                                       Convergence Communications, Inc.

                                       /S/ Brian Reynolds
                                       _________________________________________
                                       Brian Reynolds
                                       President

STATE OF Utah       )
                    :  ss.
COUNTY OF Salt Lake )

         On August 24, 1998, personally appeared before me, a Notary Public, Brian Reynolds, who acknowledged that he executed the above instrument in his capacity as president of Convergence Communications, Inc.

                                       /S/ Janeen Batt
                                       _________________________________________
                                       NOTARY PUBLIC
My Commission Expires:                 Residing at: Salt Lake City
 ______________________


                                       /S/ Anthony Sansone
                                       _________________________________________
                                       Anthony Sansone
                                       Secretary


STATE OF UTAH        )
                     :  ss.
COUNTY OF SALT LAKE  )

         On August 24, 1998, personally appeared before me, a Notary Public, Anthony Sansone, who acknowledged that he executed the above instrument in his capacity as secretary of Convergence Communications, Inc.

                                       /S/ Janeen Batt
                                       _________________________________________
                                       NOTARY PUBLIC
My Commission Expires:                 Residing at: Salt Lake City
______________________